EXHIBIT 10.32

February 23, 2004

Mr. Richard Rosenblatt

219 Arizona Ave.

Santa Monica, CA 90401

Re:	Employment Agreement with eUniverse, Inc.

Dear Richard:

On behalf of eUniverse, Inc. (the “Company”), I am pleased to offer you employment as the Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term of Employment. Your employment under this Agreement shall commence on February 23, 2004 (“Start Date”) and continue until February 28, 2008, unless it is terminated earlier either by you or the Company or is extended by both you and the Company in a signed writing (“Separation Date”). Your employment under this Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) subject to the provisions of Section 3.

2. Position and Duties. During the term of this Agreement, the Company shall employ you as the Chief Executive Officer of the Company and you shall report to the Board of Directors of the Company (the “Board”). Your duties shall include the duties set forth in the bylaws of the Company for your position and any other duties the Board may delegate to you from time to time that are not inconsistent with duties assigned to a Chief Executive Officer of a publicly-traded company of comparable size and with a similar business as the Company. You agree, beginning March 1, 2004 and until the Separation Date, to commit substantially all of your working time, attention and efforts to the position on a full-time basis. Subject to the foregoing, the Company acknowledges that, outside of your obligations to the Company, you may also be spending a reasonable amount of time on Permitted Activities (as defined below). Upon your employment, the Board shall appoint you to serve as a member of the Board. Thereafter, you may be elected and re-elected to the Board in accordance with the terms of the bylaws of the Company. This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder without first obtaining the written consent of the Company by action of the Board.

3. Compensation and Benefits. In consideration for your services to the Company during the time period in which this Agreement is effective, you shall receive the following compensation and benefits from the Company.

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(a) Base Salary. The Company shall pay you an annual base salary at the rate of two hundred fifty thousand dollars ($250,000) per year to be paid in installments according to the Company’s regular payroll policy. The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your base salary as required by applicable laws. You shall be eligible for discretionary annual increases in your base salary in connection with the Company’s annual executive compensation and performance review conducted by the Board.

(b) Annual Incentive Opportunity. You shall be eligible to participate in any bonus plan which the Company may maintain or establish for the executives of the Company on the terms that apply to the executives of the Company. Until the Company establishes such a plan, it shall provide you with an individual annual incentive opportunity under which you would be eligible to receive an annual target bonus based on the achievement of individual and/or corporate objectives set by the Compensation Committee of the Board and/or the Board. Such annual target bonus shall be set at seventy-five percent (75%) of your annual base salary with the bonus target for Fiscal Year 1 (beginning April 1, 2004) to be set by the Compensation Committee of the Board and/or the Board in consultation with you and shall be based upon the achievement of quarterly and annual EBITDA milestones, subject to the discretion of the Board to award the bonus or a portion thereof in the event such milestones are not attained. The incentive payment shall be in cash or such other form agreed upon by you and the Compensation Committee of the Board or the Board.

(c) Stock Options. The Company shall grant you two stock options to purchase up to 2,000,000 shares of the common stock of the Company (jointly referred to as the “Options”) under and pursuant to the Company’s 1999 Stock Award Plan (the “Plan”) upon the commencement of your employment with the Company as follows:

(1) Standard Option Grant. The Company shall grant you a nonqualified stock option to purchase 1,300,000 shares of the common stock of the Company at an exercise price equal to $1.83 per share of the common stock of the Company on the date of the commencement of your employment with the Company (the “Standard Option”), pursuant to the Plan and the stock option agreement for the Standard Option. One hundred thousand (100,000) shares subject to the Standard Option shall be fully vested on the date of the grant of the Standard Option and the remaining one million two hundred thousand (1,200,000) shares shall vest monthly in equal increments (25,000) per month over a four year period subject to your remaining in continuous employment or service as required by the stock option agreement for the Standard Option.

(2) Milestone Option Grant. The Company shall also grant you a second, nonqualified stock option to purchase 700,000 shares of the common stock of the Company at an exercise price equal to $1.83 per share of the common stock of the Company on the date of the commencement of your employment with the Company (the “Milestone Option”), pursuant to the Plan and the stock option agreement for the Milestone Option. The 700,000 shares of

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common stock subject to the Milestone Option shall vest in full after six (6) years of your remaining in continuous employment or service as required by the stock option agreement for the Milestone Option, provided, however, that such vesting of the Milestone Option shall be accelerated upon the achievement of the following performance milestones if you remain in continuous employment or service with the Company through such milestone date or dates:

(i) One hundred thousand (100,000) shares shall vest upon the Company’s achievement of positive EBITDA over any consecutive four quarter period.

(ii) Two hundred thousand (200,000) shares shall vest upon the Company’s achievement of each of $7 million, $12.5 million and $20 million in EBITDA over any consecutive four quarter period. In the event that the Company achieves less than 100%, but greater than 90%, of the EBITDA corresponding to any of these three EBITDA performance milestones (i.e., 90% of $7 million, $12.5 million and $20 million), then 80% of the Milestone Option associated with such performance milestone shall vest with the remaining 20% vesting upon the Company’s achievement of 100% of such milestone.

Example of EBITDA vesting of the Milestone Option: If the Company were to achieve (i) positive EBITDA for the four quarter period ended September 30, 2004, (ii) EBITDA of $12.5 million for the four quarter period ended March 31, 2005, and (iii) EBITDA of $20 million for the four quarter period ended September 30, 2005, then (x) 100,000 shares of the Milestone Option would vest effective as of September 30, 2004, (y) 400,000 additional shares of the Milestone Option would vest effective March 31, 2005 and (z) the remaining 200,000 shares of the Milestone Option would vest effective September 30, 2005.

(3) Terms of the Options. Except as otherwise specifically provided in this Agreement, each of the Options shall be governed by the terms of the Plan and the respective stock option agreement for such stock option (which shall contain the provisions in the form of the stock option agreement attached as Exhibit A hereto), the policies of the Company (including but not limited to the insider trading policy of the Company) and applicable laws (including but not limited to state and federal securities laws). The Company represents and warrants to you that the Options and shares underlying the Options are registered under federal securities laws under a registration statement on Form S-8 that is effective as of the date hereof.

(i) Vesting of the Options. Except as otherwise specifically provided in this Agreement, after your employment or service with the Company has terminated for any reason, the vesting of the Options shall cease immediately.

(ii) Exercisability of the Options. Except as otherwise specifically provided in this Agreement, you may exercise the vested portion of the Options while you remain in employment or service with the Company. You or your estate (if applicable) may exercise the vested portion of your Options following the termination of your employment or service as follows:

(A) Termination for Cause. In the event that your employment or service with the Company is terminated for Cause by the Company, you shall be permitted to exercise the vested portion of your Options for a period of 90 days after the date of termination.

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(B) Termination For Reasons Other Than For Cause, Death or Disability. In the event that your employment or service with the Company is terminated by you in the absence of any grounds for Cause or is terminated by the Company for any reason other than for Cause, you shall be permitted to exercise the vested portions of your Options for a period of 180 days after the termination of your employment.

(C) Termination Due to Death or Disability. In the event that your employment or service with the Company is terminated due to your death or “Disability” (as defined below), you or your estate (if applicable) shall be permitted to exercise the vested portions of your Options for a period of 12 months after the termination of your employment.

(d) Section 401(k) Plan and Other Benefits. As an employee of the Company, you shall be eligible to participate in the Company’s 401(k) Plan, subject to the terms of that plan. Subject to the terms of such other plans, you shall be eligible to receive such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability and dental insurance plans.

(e) Vacation and Sick Leave. You shall be entitled to accrue up to three (3) weeks of paid vacation each year of employment under this Agreement plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the vacation and sick leave policies of the Company.

(f) Termination and Change of Control Payments and Benefits.

(1) Termination for Cause or Termination for Other than Good Reason. In the event that your employment with the Company is terminated by the Company for “Cause” (as defined below) or is terminated by you for reasons other than “Good Reason” (as defined below) then you shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment plus any accrued but unpaid incentive payments tied to your quarterly bonus targets achieved through the termination date.

(2) Termination Without Cause or for Good Reason or Termination Due to Death or Disability. In the event that your employment as the Chief Executive Officer of the Company is terminated by the Company without Cause, is terminated by you due to a Good Reason or is terminated due to your death or Disability, then you or your estate (if applicable)

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shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment plus any accrued but unpaid incentive payments tied to your quarterly bonus targets achieved through the termination date plus the following severance benefits in this Section 3(f)(2) provided that you (unless you are deceased) execute an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit B:

(i) Cash Severance Payment. The Company shall pay you or your estate (if applicable) an additional nine (9) months of your then current base salary and shall continue your health insurance coverage for such nine month period.

(ii) Acceleration of Vesting of Standard Option. The vesting of your Standard Option shall be accelerated in the amount of (A) 200,000 shares of the common stock of the Company if the termination of your employment occurs within the first 12 months of your employment with the Company, or (B) 400,000 shares of the common stock of the Company (or, if less, the number of remaining unvested shares of the common stock of the Company subject to the Standard Option) if termination of your employment occurs after 12 months of the commencement of your employment with the Company.

(3) Change of Control.

(i) Change of Control Benefits. In the event of a “Change of Control” (as defined below) of the Company, then you shall receive immediate vesting of fifty percent (50%) of the unvested portion of the Milestone Option. In the event of a Change of Control and the simultaneous or subsequent termination of your employment by the Company for any reason or termination of your employment by you for “Good Reason” within six (6) months of the closing of the Change of Control, then you shall receive immediate vesting of the unvested shares subject to the Options (the Standard Option and the Milestone Option).

(ii) Parachute Excise Tax. If any cash payments, benefits or acceleration of the vesting of the Options under this Agreement that are deemed contingent upon a Change of Control (collectively “COC Benefits”) would (i) constitute a “parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such COC Benefits shall be reduced to the Reduced Amount. The “Reduced Amount” shall be whichever of the following which would provide the largest after-tax benefit to Executive: (i) the largest portion of the COC Benefits that would result in no portion of the COC Benefits being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the COC Benefits, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the COC Benefits notwithstanding that all or some portion of the COC Benefits may be subject to the Excise Tax. In the event that the COC Benefits are to be reduced, such COC Benefits shall be cancelled in the order of benefits, cash compensation and the acceleration of the Options unless the you elect in writing a different order for cancellation.

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The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to the COC Benefits arises (if requested at that time by the Company or you) or at such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a COC Benefit, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax shall be imposed with respect to such COC Benefits. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

(g) Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “Cause” shall mean:

(i) your failure (other than due to Disability) to materially comply with written Company policies generally applicable to Company officers or employees or any directive of the Board that is reasonably achievable, that is not inconsistent with your position as Chief Executive Officer or the fulfillment of your fiduciary duties and that is not otherwise prohibited by law or established public policy, subject to notice and 30 day cure period to the extent curable;

(ii) your engagement in willful misconduct against the Company that is materially injurious to the Company;

(iii) your engagement in any activity that is a conflict of interest or competitive with the Company (other than (1) any action not taken in bad faith and which is promptly remedied by you upon notice by the Board, (2) your management of current personal investments which do not require your active participation in the management or the operation of the investments and (3) your continuing to serve on the board of directors of Dolphinsearch and Superdudes and as Managing Member of Prime Ventures and Highview Ventures to the extent

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such service does not constitute a breach of your fiduciary duties to the Company or prevents you from discharging all of your duties under this Agreement (the activities described in clauses (2) and (3) are hereafter referred to as “Permitted Activities”);

(iv) your engaging in any act of fraud or dishonesty against the Company or any of its Affiliates or any material breach of federal or state securities or commodities laws or regulations;

(v) your engaging in an act of assault or other acts of violence in the workplace;

(vi) your harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment (subject to investigation by an independent third party of such harassment claim); or

(vii) your conviction, guilty plea or plea of nolo contendre for any felony charge.

(2) “Change of Control” shall mean:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company (which shall mean the business assets responsible for 85% or more of the revenue of the Company); or

(ii) any consolidation or merger of the Company or a subsidiary of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which, and as a result of which, stockholders of the Company immediately prior to such consolidation, merger or reorganization, owns less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred.

(3) “Disability” shall mean a disability as determined under the Company’s long-term disability plan that prevents you from performing your duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six months or more.

(4) “EBITDA” shall mean the Company’s reported earnings before interest, taxes, depreciation and amortization expenses .

(5) “Good Reason” shall mean any one of the following without your consent:

(i) a demotion or any action by the Company which results in diminution of your position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by you);

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(ii) requirement that you report to work more than 60 miles from the Company’s existing headquarters (not including normal business travel required of your position);

(iii) a reduction in your base salary or benefits (unless, in the case of a reduction in benefits only, such reduction in benefits applies to all officers of the Company);

(iv) a material breach by the Company of its obligations hereunder which is not cured within thirty (30) days following written notice to the Board by you; or

(v) any failure by a successor to the Company to assume and agree to perform the Company’s obligations hereunder.

4. Employment and Post Termination Covenants. By accepting the terms of this Agreement and as a condition for the termination payments and benefits contemplated by Section 3(f)(2)(i), you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.

(a) Confidentiality. You acknowledge that, in connection with your employment by the Company, you will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. You covenant and agree that, both during and after the term of your employment with the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

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(b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 4(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (1) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (2) do not or did not result from any work performed by you for the Company.

(c) Non-Solicitation. You agree for a period of not less than one year following the last receipt of any payments under this Agreement that you shall not solicit the services or employment of the employees of the Company and you shall not divert clients or customers of the Company to the disadvantage of the Company; provided that (i) general advertisements not specifically directed at employees of the Company shall not constitute solicitation for purposes of this clause (c) and (ii) this clause (c) shall not prohibit you from hiring employees of the Company who first approach you seeking employment.

(d) Non-Competition. You agree not to compete directly or indirectly as a principal, partner, shareholder, limited liability company member, agent, officer, directors, employee, consultant or in any other capacity, with any current or future business of the Company during the period of your employment with the Company and during the post-employment period during which you are being paid compensation by the Company; provided that (i) this clause (d) shall not prohibit you from acquiring securities representing less than 5% of the voting interests of any entity (so long as you are not involved in the management of such entity) and (ii) this clause (d) will not prohibit you from engaging in Permitted Activities (during or after a termination of employment) to the extent you are (or would be) permitted to engage in such Permitted Activity under Section 2 of this Agreement.

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(e) Authorization To Work for the Company. You represent that you are legally authorized to work in the United States and that your employment with the Company shall not constitute a violation of any contractual or other legal obligation you may have to another entity or employer.

5. Business Expenses. You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company. All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties in accordance with the Company’s policies

6. Return Of Company Property. On the Separation Date or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to conduct a good faith and diligent search of your belongings in advance of the aforementioned deadline to ensure your compliance with the provisions of this Section 6.

7. Binding on Successors. This Agreement shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

8. Arbitration. You agree that any future disputes between you and the Company (the “parties”) including but not limited to disputes arising out of or related to this Agreement and Release of Claims, shall be resolved by binding arbitration except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section 8(g) below specifically allows a different remedy.

(a) The complainant shall provide the other party a written statement of the claim identifying any supporting witnesses or documents and the relief requested.

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(b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration according to the California Code of Civil Procedure, including the provisions of Section 1283.05, pertaining to discovery.

(d) The arbitrator shall have the authority to determine whether the conduct complained of in section 8(a) violates the complainant’s rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and Release of Claims.

(e) The Company shall bear the costs of the arbitration. If the Company prevails, you shall pay any litigation costs of the Company to the same extent as if the matter had been heard in a court of general jurisdiction. Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(f) Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in sections (a) and (b) above.

(g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h) The arbitration shall be held in the city of Los Angeles, California, unless the parties mutually agree to a different location for the arbitration.

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9. Indemnification. As soon as practicable following the commencement of your employment with the Company, the Company shall enter into an indemnification agreement mutually acceptable to you and the Company which shall provide you with indemnification to the fullest extent permissible under Delaware law. In addition, the Company shall maintain a Directors and Officers insurance policy covering its directors and officers consistent with prevailing commercial practice, and you shall be entitled to indemnification as set forth in the Company’s Certificate of Incorporation and Bylaws.

10. Miscellaneous.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company and your anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) Subject to the mandatory arbitration provided in Section 8 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the Superior Court of the County of Los Angeles or the U.S. District Court for the Central District of California.

(c) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(d) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile signatures shall be deemed as effective as original signatures.

(e) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to Chris Lipp, General Counsel and Corporate Secretary of the Company. A copy of the Agreement is also being provided to you for your records.

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I and the other members of the Board of Directors of the Company look forward to your future contributions to the Company.

Sincerely,

eUNIVERSE, INC.

By:	/s/ Brett C. Brewer
Brett C. Brewer
President

AGREED AND ACCEPTED:

/s/ Richard Rosenblatt	2/23/04
Richard Rosenblatt	Date